                                                                  Exhibit (11.0)
                               BADGER METER, INC.

               COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE *
                (Dollars in thousands except per share amounts)


                                             Three Months Ended                      Nine Months Ended
                                             ------------------                      -----------------
                                                September 30,                          September 30,
                                                -------------                          -------------
                                           1997               1996                 1997               1996
                                           ----               ----                 ----               ----
PRIMARY
-------

Shares
Average shares outstanding            3,573,882            3,547,414           3,599,694           3,536,364
Shares issuable upon exercise of
  stock options                         360,773              129,846             316,894             128,624
                                    -----------          -----------          ----------          ----------
Total                                 3,934,655            3,677,260           3,916,588           3,664,988
                                    ===========          ===========          ==========          ==========

Earnings
Net earnings applicable to adjusted
  common shares                     $     1,821          $     1,430          $    5,031          $    3,707
                                    ===========          ===========          ==========          ==========

Per share amounts
Net earnings per share              $       .46          $       .39          $     1.28          $     1.01
                                    ===========          ===========          ==========          ==========

FULLY DILUTED
-------------

Shares
Average shares outstanding            3,573,882            3,547,414           3,599,694           3,536,364
Shares issuable upon exercise of
  stock options                         376,933              147,418             444,482             176,206
                                    -----------          -----------          ----------          ----------
Total                                 3,950,815            3,694,832           4,044,176           3,712,570
                                    ===========          ===========          ==========          ==========

Earnings
Earnings applicable to adjusted
  common shares                     $     1,821          $     1,430          $    5,031          $    3,707
                                    ===========          ===========          ==========          ==========

Per share amounts                   $       .46          $       .39          $     1.24          $     1.00
                                    ===========          ===========          ==========          ==========


*All per share amounts and number of shares data have been restated to reflect the 2-for-1 stock split paid April 18, 1997. Earnings per share is computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share does not necessarily equal the total for the year.





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